Exhibit 10.2

$28,000,000
LOAN AGREEMENT
dated as of February 12, 2009
among
HEARTWARE INTERNATIONAL, INC.
as Borrower
and
ALL OF THE SUBSIDIARIES OF
HEARTWARE INTERNATIONAL, INC.
as Guarantors
and
THORATEC CORPORATION
as Lender

EXHIBITS

Exhibit A	—	Form of Borrowing Request
Exhibit B	—	Form of Conversion Notice

     This LOAN AGREEMENT is dated as of February 12, 2009 (this “Agreement”), among HEARTWARE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the GUARANTORS (as defined herein) from time to time party hereto and THORATEC CORPORATION, a California corporation (the “Lender”).
     The parties hereto agree as follows:
ARTICLE I.
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “Acquisition” shall mean, collectively, (i) the merger of Thomas Merger Sub I, Inc. with and into the Borrower, whereupon the separate existence of Thomas Merger Sub I, Inc. shall cease, and the Borrower shall continue as the surviving corporation and (ii) immediately following the consummation of the merger in clause (i) of this definition, the merger of Borrower with and into Thomas Merger Sub II, Inc., whereupon the corporate existence of Borrower shall cease and Thomas Merger Sub II, Inc. shall continue as the surviving corporation, in each case, pursuant to the terms of the Definitive Agreement.
     “Affiliate” means, when used with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.
     “Agreement” shall have the meaning assigned to such term in the preamble.
     “Applicable Law” means, with respect to any Person, any federal (including United States or Australian), state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
     “Applicable Rate” shall mean, for any day with respect to any Loan, a rate equal to 10% per annum.
     “ASTC” means ASX Settlement and Transfer Corporation Pty Ltd ACN 008 504 532.
     “ASX” means ASX Limited ACN 008 624 691 or the Australian Securities Exchange.
     “AU$” shall mean lawful money of Australia.
     “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

     “Borrower” shall have the meaning assigned to such term in the preamble.
     “Borrowing” shall mean Loans made pursuant to Section 2.01.
     “Borrowing Request” means a notice substantially in the form set forth as Exhibit A hereto.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “CDIs” means CHESS Depositary Interests representing shares of Common Stock (in the ratio of one (1) share of Common Stock to thirty five (35) CDIs).
     “Change of Control” shall mean, other than the transactions contemplated by the Definitive Agreement, (A) any acquisition or purchase, direct or indirect, of fifty percent (50%) or more of the assets (based on fair market value) of the Borrower and its Subsidiaries, taken as a whole, or over fifty percent (50%) of any class of equity or voting securities of the Borrower or of any of its Subsidiaries, (B) the consummation of any tender offer (including a self-tender offer) or exchange offer that results in a Third Party beneficially owning fifty percent (50%) or more of any class of equity or voting securities of the Borrower or of any of its Subsidiaries or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Borrower or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifty percent (50%) of the assets (based on fair market value) of the Borrower and its Subsidiaries, taken as a whole.
     “Charges” shall have the meaning assigned to such term in Section 9.08.
     “CHESS” means the clearing house electronic sub-register system of share transfers operated by ASTC.
     “Closing Date” shall mean February 12, 2009.
     “Commitment” shall mean, with respect to the Lender, the commitment of the Lender to make Loans hereunder. The amount of the Lender’s Commitment is set forth on Appendix A, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments on the Closing Date is $20,000,000, subject to the terms and conditions set forth herein.

     “Common Stock” shall mean the common stock, par value $0.001 per share, of the Borrower.
     “Company Material Adverse Effect” shall mean any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of the Borrower and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is reasonably likely to occur: (i) changes in general economic, securities market or business conditions except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Borrower and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which the Borrower and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants that are development stage companies at a similar stage of development as the Borrower and its Subsidiaries) on the Borrower and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of the Borrower’s common stock or CDIs in and of itself or any failure to meet internal or published projections or forecasts for any period in and of itself (in each case, as distinguished from any change, event or occurrence giving rise or contributing to such change or failure), (iv) changes in GAAP or Applicable Laws or (v) changes resulting from the announcement or the existence of, or that result from the compliance by the Borrower with its obligations under, the Definitive Agreement, or (B) would prevent the Borrower from consummating, or materially delay, the Merger.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controls”, “Controlling” and “Controlled” shall have the meanings correlative thereto.
     “Conversion Notice” shall have the meaning assigned to such term in Section 2.10.
     “Conversion Rate” shall mean (i) if the Acquisition is not consummated because of a Superior Proposal Termination, $21.5355 per share of Common Stock and (ii) if the Acquisition is not consummated for any reason other than a Superior Proposal Termination, AU$35.00 per share of Common Stock, in each case, as such rate may be adjusted pursuant to Section 2.13.
     “Convertible Portion” shall mean, as at any date of determination, the outstanding principal amount of the Loans as of such date plus the amount of any accrued and unpaid interest thereon.
     “Credit Event” shall have the meaning assigned to such term in Section 5.01.
     “Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

     “Definitive Agreement” shall mean that certain Agreement and Plan of Merger by and among Lender, Thomas Merger Sub I, Inc., Thomas Merger Sub II, Inc. and Borrower dated as of February 12, 2009.
     “Definitive Agreement Termination Date” shall mean the date, if any, upon which the Definitive Agreement is terminated in accordance with its terms.
     “Delayed Draw Loan” shall have the meaning assigned to such term in Section 2.01.
     “Disposition” with respect to any property, shall mean any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings
     “Dollars” or “$” shall mean lawful money of the United States of America.
     “Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
     “Escrow Account” shall have the meaning assigned to such term in the Escrow Agreement.
     “Escrow Agent” shall mean U.S. Bank, National Association, or any Person selected or appointed as a successor thereto, as escrow agent under the Escrow Agreement.
     “Escrow Agreement” shall mean the Escrow Agreement dated as of February 12, 2009, between the Lender, the Borrower and the Escrow Agent.
     “Escrow Amount Conversion Date” shall have the meaning assigned to such term in Section 2.10.
     “Escrow Funds” shall have the meaning assigned to such term in the Escrow Agreement.
     “Event of Default” shall have the meaning assigned to such term in Article VII.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such day is not a Business Day, for the Business Day preceding such day, provided that if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for the day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.
     “Final Outside Date Extension Option” shall mean Lender’s option to extend the Outside Date (as such term is defined in the Definitive Agreement) to January 31, 2010 in accordance with Section 8.01(b)(i) of the Definitive Agreement.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.
     “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another Person (including any bank under a letter of credit) pursuant to which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or (v) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
     “Guarantor” shall mean each Subsidiary of the Borrower.
     “Guaranty” shall mean the guarantees issued pursuant to Article VII by each of the Guarantors.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade accounts payable incurred in the ordinary course of business), (e) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests in such Person, (f) all Indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and bank guaranties. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in, or other relationship with, such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Initial Borrowing” shall mean the initial Borrowing of Loans in accordance with this Agreement.
     “Interest Payment Date” shall mean, as to any Loan, (a) each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, (b) the Maturity Date, (c) the date of repayment or prepayment made in respect thereof and (d) the date of conversion of such Loan pursuant to Section 2.10.
     “Investor’s Rights Agreement” shall mean the Investor’s Rights Agreement dated as of February 12, 2009 by and among the Borrower and the Lender.
     “Lender” shall have the meaning assigned to such term in the preamble.
     “Lender Termination” shall mean a termination by the Lender of the Definitive Agreement in accordance with (i) Section 8.01(c)(i)(A) of the Definitive Agreement, solely to the extent that the underlying breach by the Borrower was intentional or (ii) Section 8.01(c)(i)(B) of the Definitive Agreement.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Conversion Date” shall have the meaning assigned to such term in Section 2.10.
     “Loan Documents” shall mean this Agreement, any promissory note executed and delivered in connection herewith, the Investor’s Rights Agreement and the Escrow Agreement.
     “Loan Parties” shall mean, collectively, Borrower and the Guarantors.

     “Loans” shall mean the Term Loans and Delayed Draw Loans made by the Lender to the Borrower pursuant to Article II.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Maturity Date” shall mean the earlier of (i) November 1, 2011, (ii) the Termination Date and (iii) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
     “Maximum Delayed Draw Loan Amount” shall mean (a) from and after the Closing Date but prior to the Option Date, $0 and (b) after the Option Date but prior to the Maturity Date, $8,000,000, which amount may be reduced on a dollar for dollar basis by Escrow Funds that are converted into Common Stock in accordance with Section 2.11.
     “Maximum Rate” shall have the meaning assigned to such term in Section 9.08.
     “Maximum Term Loan Amount” shall mean (i) from and after the Closing Date but prior to May 1, 2009, $0, (ii) from and after May 1, 2009 but prior to July 31, 2009, $12,000,000 and (iii) from and after July 31, 2009 but prior to the Maturity Date, $20,000,000, in the case of clauses (ii) and (iii), as such amounts may be reduced by Escrow Funds that are converted into Common Stock in accordance with Section 2.11.
     “Merger” shall mean the merger, in accordance with the General Corporation Law of the State of Delaware, of Thomas Merger Sub I, Inc. with and into the Borrower, with the Borrower continuing as the corporation surviving the Merger.
     “Obligations” shall mean the Loans and all advances, debts, liabilities, obligations, covenants and duties owing by any Loan Party to the Lender or any Affiliate of the Lender, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired arising under or in connection with the transactions contemplated hereby. The term includes, without limitation, all interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to any Loan Party under this Agreement or any other Loan Document.
     “Obligee Guarantor” shall have the meaning assigned to such term in Section 7.06.
     “Option Date” shall mean the date, if any, on which the Lender exercises the Final Outside Date Extension Option.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document.

     “Parent Material Adverse Effect” shall mean any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of the Lender and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Parent Material Adverse Effect” or be considered in determining whether a “Parent Material Adverse Effect” has occurred or is reasonably likely to occur: (i) changes in general economic, securities market or business conditions except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Lender and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which the Lender and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants that are at a similar stage of development as the Lender and its Subsidiaries) on the Lender and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of the Lender’s common stock in and of itself or any failure to meet internal or published projections or forecasts for any period in and of itself (in each case, as distinguished from any change, event or occurrence giving rise or contributing to such change or failure), (iv) changes in GAAP or Applicable Laws or (v) changes resulting from the announcement or the existence of, or that result from the compliance by the Lender with its obligations under, the Definitive Agreement or (B) would prevent the Lender, Thomas Merger Sub I, Inc. or Thomas Merger Sub II, Inc. from consummating, or materially delay, the Merger.
     “Permit” shall mean any franchise, license, lease, permit, notification, certification, registration, authorization, exemption, qualification, or approval granted by or filed with a Governmental Authority.
     “Person” shall have the meaning assigned to such term in the Definitive Agreement.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, a majority of the stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization.
     “Superior Proposal Termination” shall mean a termination of the Definitive Agreement (a) by the Borrower in accordance with Section 8.01(d)(ii) of the Definitive Agreement or (b) by the Lender in accordance with Section 8.01(c)(ii) of the Definitive Agreement.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Loans” shall have the meaning assigned to such term in Section 2.01.
     “Termination Date” shall mean the date on which all Loans and Escrow Funds shall have been converted into Common Stock in accordance with Section 2.10 or Section 2.11, as applicable, upon which date all commitments to make any Loans pursuant to this Agreement shall terminate.
     “Third Party” shall mean any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Borrower or any of its Subsidiaries or Lender or any of its Subsidiaries.
     “Total Commitment” shall mean the sum of (i) all unfunded Commitments, (ii) all outstanding and unpaid Loans and (iii) all Escrow Funds.
     “Transactions” shall mean, collectively, (a) the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party, (b) the Borrowings hereunder and the use of proceeds thereof and (c) the deposit by the Lender of up to $28,000,000 in the aggregate into the Escrow Account.
     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Lender that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such provision (or if the Lender notifies the Borrower that it wishes to amend any provision hereof for such purpose), then the Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Lender.
ARTICLE II.
The Credits
     SECTION 2.01. Commitments. Subject to the terms and conditions hereof (including, without limitation, Article IV) and relying upon the representations and warranties set forth herein, (i) the Lender agrees to make one or more term loans (collectively, the “Term Loans” and each, individually, a “Term Loan”) to the Borrower from and after the Closing Date but no later than the Maturity Date in an aggregate principal amount up to the Maximum Term Loan Amount and (ii) if the Lender exercises the Final Outside Date Extension Option, the Lender agrees to make one or more delayed draw loans (collectively, the “Delayed Draw Loans” and each, individually, a “Delayed Draw Loan”) to the Borrower up to an aggregate principal amount not to exceed the Maximum Delayed Draw Loan Amount on or after the Option Date but no later than the Maturity Date. Amounts paid or prepaid in respect of any Loans may not be reborrowed.
     SECTION 2.02. Borrowing Request; Loans. (a) The Borrower may borrow a Loan in accordance with this Agreement by delivery to the Lender of a duly completed Borrowing Request not later than 10:00 a.m. New York time on the date three (3) Business Days prior to the proposed date of the Borrowing. Each Borrowing Request is irrevocable and will not be regarded as having been duly completed unless: (i) it identifies the Loan or Loans to be borrowed and (ii) the proposed date of Borrowing is a Business Day prior to the Maturity Date.
     (b) No later than one (1) Business Day following the Closing Date, the Lender shall fund $20,000,000 into the Escrow Account and, if the Lender exercises the Final Outside Date Extension Option, then on the Option Date, the Lender shall fund an additional $8,000,000 into the Escrow Account. The Lender shall direct the Escrow Agent to fund the Loans to be made hereunder from the Escrow Account pursuant to and in accordance with the terms of Section 3 of the Escrow Agreement.
     SECTION 2.03. Repayment of Loans; Evidence of Debt.
     (a) The Borrower hereby unconditionally promises to pay to the Lender the principal amount of each Loan made to the Borrower by the Lender as provided in Section 2.06.
     (b) The Lender may maintain an accounting evidencing the indebtedness of the Borrower to the Lender resulting from the Loans made by the Lender to the Borrower under this

Agreement from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.
     (c) The entries made in the accounting maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.
     (d) The Lender may request that the Loans made by it hereunder be evidenced by one or more promissory notes. In such event, the Borrower shall execute and deliver to the Lender one or more promissory notes payable to the Lender in a form and substance reasonably acceptable to the Lender. Notwithstanding any other provision of this Agreement, in the event the Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein.
     SECTION 2.04. Interest on Loans. (a) Subject to the provisions of Section 2.05, the Loans shall bear interest (computed on the basis of a year of 365 days (or 366 days in a leap year)) at a rate per annum equal to the Applicable Rate.
     (b) Interest on each Loan shall be payable in arrears on the Interest Payment Dates, except as otherwise provided in this Agreement, in an amount equal to the interest accrued and unpaid since the previous Interest Payment Date.
     SECTION 2.05. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall on demand from time to time pay interest in cash, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) at the rate otherwise applicable to Loans hereunder pursuant to Section 2.04 plus 2.00% per annum.
     SECTION 2.06. Repayment of Loans. All Loans then outstanding shall be due and payable in full in cash on the Maturity Date (solely for purposes of this Section, excluding the Termination Date), together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment. All repayments pursuant to this Section 2.06 shall be without premium or penalty.
     SECTION 2.07. Voluntary Prepayments. Subject to the last sentence of this Section 2.07, the Borrower may, at any time and from time to time, prepay the Loans in whole or in part upon at least five (5) Business Days’ prior written notice to the Lender; provided, however, that any partial prepayment shall be in the minimum amount of $500,000 and integral multiples of $250,000 in excess thereof. Any notice of prepayment given to the Lender under this Section 2.07 shall specify (i) the date (which shall be a Business Day) of prepayment and (ii) the aggregate principal amount of the prepayment. When notice of prepayment is delivered as provided herein, the principal amount of the Loans specified in such notice, and all accrued and unpaid interest with respect to such principal amount, shall become due and payable on the prepayment date specified in such notice and such notice shall be irrevocable. Notwithstanding anything in this Section 2.07 to the contrary, the Borrower may not voluntarily prepay the Loans (i) prior to the Definitive Agreement Termination Date or (ii) at any time prior to the consummation of a Change of Control, if a Superior Proposal Termination shall have occurred.
     SECTION 2.08. Mandatory Prepayments. (a) Upon a Change of Control, the Borrower shall repay all or any part of the Loans at 100% of the outstanding principal amount of the Loans plus accrued and unpaid interest, if any, to the date of repayment.
     (b) On a repayment date under paragraph (a), the Borrower shall repay the Loans to be repaid to the Lender, and, in the case of Loans evidenced by promissory notes, the Lender shall surrender all such promissory notes.
     SECTION 2.09. Payments. (a) The Borrower shall make each payment (including principal of or interest on the Loans or other amounts) hereunder and under any other Loan Document not later than 12:00 p.m. New York time, on the date when due in immediately available funds, without setoff, defense or counterclaim. For purposes of computing interest, funds received by the Lender after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day, in the Lender’s sole discretion. Each such payment shall be made to the Lender at its address specified in Section 9.01. All payments hereunder and under each other Loan Document shall be made in Dollars.
     (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.
     SECTION 2.10. Conversion of Loans. (a) From and after the Definitive Agreement Termination Date, the Lender may convert the Convertible Portion of its Loans in whole or in part into Common Stock at any time prior to 5:00 p.m. New York time on the Business Day immediately preceding the Maturity Date into a number of whole shares of Common Stock equal to the Convertible Portion of the Loans divided by the applicable Conversion Rate in effect on the date the Conversion Notice is delivered; provided that with respect to any conversion of the Convertible Portion of the Loans into Common Stock that would be subject to a waiting period provided by the HSR Act, no such conversion shall be considered effective until the expiration or termination of such waiting period; provided further that the Borrower agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary to consummate and make effective the conversion contemplated by this Section 2.10.
     (b) The Convertible Portion of the Loans delivered for conversion will be deemed to have been converted immediately prior to 5:00 p.m. New York time on the Loan Conversion Date. The Lender shall be entitled to rights with regard to the Common Stock only to the extent such Convertible Portion of Loans has been converted (or deemed to have converted) into Common Stock pursuant hereto.

     (c) The right of conversion attaching to the Convertible Portion of any Loan may be exercised (i) if such Loan is not represented by a promissory note, by book-entry transfer by the Lender, or (ii) if such Loan is represented by a promissory note, by delivery of such promissory note to the Borrower, accompanied, in either case, by: (1) a duly signed and completed Conversion Notice, in the form as set forth as Exhibit B (a “Conversion Notice”), which Conversion Notice shall specify the Convertible Portion of such Loan to be converted; (2) if any promissory note has been lost, stolen, destroyed or mutilated, a notice to the Borrower regarding the loss, theft, destruction or mutilation of the promissory note together with reasonable indemnity for the Borrower; (3) appropriate endorsements and transfer documents if reasonably required by the Borrower; and (4) payment of any transfer tax due that is payable solely as a result of the issue, delivery or registration of the Common Stock in the name of a Person other than the Lender. The date on which the Lender satisfies all of the requirements in the immediately preceding sentence is the “Loan Conversion Date.” Notwithstanding any other provision of this Agreement, the Borrower may not, and shall not, redeem or prepay any Loans (or any portion thereof) with respect to which a Conversion Notice has been delivered to the Borrower. The Borrower shall deliver to the Lender the number of whole shares of Common Stock issuable upon the conversion of the Convertible Portion of the Loans in accordance with Section 2.10(a) (and cash in lieu of any fractional shares) no later than five (5) Business Days following the relevant Loan Conversion Date. All such shares shall be fully paid, duly authorized and issued and nonassesable.
     (d) Upon conversion of a Loan and receipt of Common Stock issued upon conversion of the Convertible Portion of the Loans, the recipient of such Common Stock shall no longer be the Lender to the extent of such converted Loan. No adjustment will be made to the Conversion Rate for accrued and unpaid interest on a converted Loan except as provided herein.
     (e) Upon surrender of a Loan evidenced by a promissory note that is converted in part, the Borrower shall execute and deliver to the Lender a new note evidencing the Loan equal in principal amount to the unconverted portion of the Loan promissory note surrendered.
     SECTION 2.11. Conversion of Escrow Funds . (a) From and after the Definitive Agreement Termination Date, the Lender may convert any Escrow Funds in whole or in part into Common Stock at any time prior to 5:00 p.m. New York time on the Business Day immediately preceding the Maturity Date into a number of whole shares of Common Stock equal to the Escrow Funds delivered for conversion divided by the applicable Conversion Rate; provided that with respect to any conversion of any Escrow Funds into Common Stock that would be subject to a waiting period provided by the HSR Act, no such conversion shall be considered effective until the expiration or termination of such waiting period; provided further that the Borrower agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary to consummate and make effective the conversion contemplated by this Section 2.11.
     (b) Any Escrow Funds delivered for conversion will be deemed to have been converted immediately prior to 5:00 p.m. New York time on Escrow Amount Conversion Date. The Lender shall be entitled to rights with regard to the Common Stock only to the extent such

Escrow Funds have been converted (or deemed to have converted) into Common Stock pursuant hereto.
     (c) The right of conversion attaching to any Escrow Funds may be exercised if the Lender shall have delivered (i) a Conversion Notice, which Conversion Notice shall specify the Escrow Funds to be converted and (ii) payment of any transfer tax due that is payable solely as a result of the issue, delivery or registration of the Common Stock in the name of a Person other than the Lender. The date on which the Lender satisfies all of the requirements in the immediately preceding sentence is the “Escrow Amount Conversion Date.” Upon receipt by the Borrower of the Escrow Funds delivered for conversion in accordance with Section 2.11(a), the Borrower shall deliver to the Lender the number of whole shares of Common Stock issuable upon the conversion thereof (and cash in lieu of any fractional shares) no later than five (5) Business Days following the relevant Escrow Amount Conversion Date. All such shares shall be fully paid, duly authorized and issued and nonassesable.
     (d) Upon delivery of the Escrow Funds to Borrower and receipt of Common Stock by the Lender, (i) the Commitment of the Lender shall be reduced by the amounts so converted and (ii) such amounts shall no longer be available to the Borrower for Borrowings hereunder.
     SECTION 2.12. Maximum Amount of Converted Common Stock . Notwithstanding anything in Section 2.10, Section 2.11 or in any other Loan Document, for so long as the Borrower’s CHESS Depositary Receipts are listed on the ASX, no more than 14.99% in the aggregate of the then authorized and outstanding shares of Common Stock as of the date of any conversion in accordance with Section 2.10 or Section 2.11 (without giving effect to such conversion) shall be issued to the Lender hereunder.
     SECTION 2.13. Adjustment of Conversion Rate . If at any time between (i) the execution of this Agreement and (ii) the date on which all amounts outstanding under this Agreement are paid by Borrower and/or all of the Loans and any Escrow Funds have been converted into Common Stock as provided herein, the number of outstanding shares of Common Stock shall (A) increase by virtue of or in connection with any dividend or distribution on the Common Stock or any stock split or other subdivision of the outstanding shares of Common Stock or a reclassification, then the Conversion Rate in effect immediately prior to such dividend, distribution, stock split or other subdivision shall, concurrently with the effectiveness of such increase, be adjusted to a Conversion Rate that would entitle the holder of any Loans and any Escrow Funds delivered for conversion to receive, from time to time upon conversion thereof, the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof had such Loan or Escrow Funds been outstanding and converted immediately prior to such increase and (B) decrease by virtue of or in connection with any combination or consolidation, by reclassification or otherwise, into a lesser number of shares of Common Stock (including, without limitation, pursuant to a reverse stock split), then the Conversion Rate in effect immediately prior to such combination, consolidation, reclassification, stock split or other process shall, concurrently with the effectiveness of such decrease, be adjusted to a Conversion Rate that would entitle the holder of any Loans and any Escrow Funds delivered for conversion to receive, from time to time upon conversion, the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof had such Loan or Escrow Funds been outstanding and converted immediately prior to such decrease.
ARTICLE III.
Representations and Warranties of the Loan Parties
     Each Loan Party represents and warrants to the Lender that:
     SECTION 3.01. Organization; Powers. Such Loan Party (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all corporate power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, except where any failure of a Loan Party to have such power, authority and legal right would not have a Company Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where any failure to have such qualification would not have a Company Material Adverse Effect and (d) has the corporate power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement and each of the other Loan Documents.
     SECTION 3.02. Authorization; No Conflicts. The Transactions: (a) have been duly authorized by all requisite corporate action of such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such Loan Party, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets of such Loan Party, except in the case of any of clauses (b)(i)(C), (b)(ii) and (b)(iii) for matters that would not have a Company Material Adverse Effect.
     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by such Loan Party, and assuming this Agreement is a valid and binding obligation of the Lender, constitutes, and each other Loan Document when executed and delivered by such Loan Party, and assuming each other Loan Document is a valid and binding obligation of the Lender, will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions as they relate to such Loan Party, except for (a) filings required by applicable federal and state securities laws, (b) such as have been made or obtained and are in full force and effect and (c) for such other actions, consents, approvals, registrations, filings, and notifications, which if not obtained or made would not cause a Company Material Adverse Effect.
     SECTION 3.05. Senior Ranking. The obligations of such Loan Party under the Loan Documents are its direct, general and unconditional obligations and, as of the date of this Agreement, rank senior and prior to all its other secured and unsecured obligations and liabilities, whether actual or contingent.
     SECTION 3.06. Federal Reserve Regulations. (a) Such Loan Party is not engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, by such Loan Party for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any of the Loan Parties in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X.
     SECTION 3.07. Investment Company Act. Such Loan Party is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     SECTION 3.08. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans: (a) the value of the assets of each of the Loan Parties at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each of the Loan Parties will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the Loan Parties expects to be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital resources with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
ARTICLE IV.
Representations and Warranties of the Lender
     The Lender represents and warrants to each Loan Party that:
     SECTION 4.01. Organization; Powers. The Lender (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and (b) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

     SECTION 4.02. Authorization; No Conflicts. The Transactions: (a) have been duly authorized by all necessary corporate action of the Lender and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Lender, (B) any order of any Governmental Authority, or (C) any provision of any indenture, agreement or other instrument to which the Lender is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets of the Lender, except with respect to clauses (b)(i)(C), (b)(ii) and (b)(iii) of this Section 4.02 for matters that would not have a Parent Material Adverse Effect.
     SECTION 4.03. Enforceability. This Agreement has been duly executed and delivered by the Lender, and assuming this Agreement is a valid and binding obligation of each of the Loan Parties, constitutes, and each other Loan Document when executed and delivered by the Lender, and assuming each other Loan Document is a valid and binding obligation of each of the Loan Parties, will constitute, a legal, valid and binding obligation of the Lender enforceable against such the Lender in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 4.04. Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions as they relate to the Lender, except for (a) filings required by applicable federal and state securities laws, (b) such as have been made or obtained and are in full force and effect and (c) for such other actions, consents, approvals, registrations, filings, and notifications, which if not obtained or made would not cause a Parent Material Adverse Effect.
     SECTION 4.05. Capital Resources. The Lender has, or will have prior to the Closing Date, sufficient cash or other sources of immediately available funds to enable it to fund $20,000,000 into the Escrow Account and, if the Lender exercises the Final Outside Date Extension Option, on or prior to the Option Date, the Lender will have sufficient cash or other sources of immediately available funds to enable it to fund and additional $8,000,000 into the Escrow Account.
ARTICLE V.
Conditions of Lending
     The obligations of the Lender to make the Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 9.07) of the following conditions:
     SECTION 5.01. All Credit Events. In respect of any Borrowing, the Lender will only be obliged to comply with Article II if, on or as of the date of such Borrowing (each such event being a “Credit Event”):

     (a) The representations and warranties set forth in each Loan Document (disregarding any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date (except for any such representations and warranties which address matters only as of an earlier date, which shall be true and correct in all material respects as of such earlier date), except for such failures to be true and correct which do not have a Company Material Adverse Effect.
     (b) At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.
     (c) A Superior Proposal Termination shall not have occurred.
     (d) A Lender Termination shall not have occurred.
     (e) Prior to the Initial Borrowing, the Lender shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of such Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, limited partnership agreement, operating agreement or other governing document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below (such by-laws, limited partnership agreement, operating agreement or other governing document to be in form and substance reasonably satisfactory to the Lender), (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.
     (f) Prior to the Initial Borrowing, the Lender shall have received (i) this Agreement and each of the other Loan Documents, each executed and delivered by a duly authorized officer of each Loan Party thereto, and (ii) if requested by the Lender pursuant to Section 2.03, a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the Borrower.
     SECTION 5.02. Delayed Draw Loans. In addition to the satisfaction (or waiver in accordance with Section 9.07) of the conditions set forth in Section 5.01 hereof, the Lender shall not be obligated to fund any Delayed Draw Loans unless the Lender shall have first exercised the Final Outside Date Extension Option.
ARTICLE VI.
Covenants
     Each Loan Party covenants and agrees with the Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been satisfied in full, that:
     SECTION 6.01. Notices. (a) Such Loan Party will furnish to the Lender promptly, and in any event no later than five (5) Business Days after such Loan Party has knowledge of an Event of Default or Default, written notice of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto.
     (b) Such Loan Party shall give the Lender written notice, at least ten (10) Business Days prior to the consummation of any Change of Control, of the anticipated date of consummation of such Change of Control and the material terms and conditions thereof.
     (c) Whenever the Conversion Rate is adjusted pursuant to Section 2.13, the Borrower shall promptly notify, and in no event later than five (5) Business Days after such an adjustment, the Lender in writing of the adjustment, which notice shall briefly state the facts requiring the adjustment, the manner of computing such adjustment and the adjusted Conversion Rate.
     SECTION 6.02. Use of Proceeds. At all times prior to the termination of the Definitive Agreement in accordance with its terms, the Borrower shall use the proceeds of the Loans only (i) in the ordinary course of its business consistent with past practice, and to pay NASDAQ related expenses and any expenses incurred in connection with the transactions contemplated by the Definitive Agreement and (ii) to lend money directly to any Subsidiary for use by such Subsidiary only in the ordinary course of business in accordance with the Capital Expenditure and Loan Proceeds Budget (as such term is defined in the Definitive Agreement) and shall not authorize any expenditures of the proceeds of the Loans that, in the aggregate, exceed any specific line item set forth in the Capital Expenditure and Loan Proceeds Budget (as such term is defined in the Definitive Agreement).
     SECTION 6.03. Further Assurances. Each Loan Party shall, from time to time, duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, agreements or documents, and take all such actions, as the Lender may reasonably request or as may be necessary, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each Loan Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from it for such governmental consent, approval, recording, qualification or authorization.
     SECTION 6.04. Taxes. (a) All sums payable by or on behalf of any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (excluding any income or franchise Tax imposed on the net income of the Lender by the United States of America or any political subdivision thereof). So long as Thoratec Corporation is the Lender and the Lender has complied with Section 6.04(b), if the Borrower shall be required to deduct any such non-excluded Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) On or prior to the Closing Date, the Lender shall deliver to the Borrower a properly completed and duly executed Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto). Any permitted assignee pursuant to Section 9.04(b) shall, on or prior to such assignment, deliver to the Borrower a properly completed and duly executed Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) or applicable Internal Revenue Service Form W-8 (or any subsequent versions thereof or successors thereto).
     (c) The Borrower shall pay any Other Taxes.
     SECTION 6.05. Compliance with Laws. Each Loan Party will comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority in performing its obligations under this Agreement and the other Loan Documents.
     SECTION 6.06. Common Stock. (a) The Borrower shall, at all times prior to the Maturity Date, and from time to time thereafter as may be necessary, reserve at all times and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock such that the Borrower shall be able to deliver at any time and from time to time following the date hereof all of the shares of Common Stock that would be deliverable upon conversion of all of the Convertible Portion of the Loans and Escrow Funds pursuant to Section 2.10 and Section 2.11.
     (b) The Borrower shall take all actions necessary to ensure that all shares of Common Stock that may be issued upon conversion of any Loans and/or Escrow Funds shall be (i) newly issued shares or shares held in the treasury of the Borrower, (ii) duly authorized, validly issued, fully paid and nonassessable and (iii) free of any preemptive rights, lien or adverse claim.

ARTICLE VII.
Guaranty
     SECTION 7.01. Guaranty of the Obligations. (a) Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).
     (b) Each Guarantor and the Lender hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any law related to fraudulent transfer or conveyance to the extent applicable to this Guaranty and the Obligations of the Guarantor hereunder. To effectuate the foregoing intention, the Lender and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
     SECTION 7.02. Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to the Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lenders as aforesaid.
     SECTION 7.03. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) the Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and the Lender with respect to the existence of such Event of Default;

          (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
          (e) the Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; and (iv) exercise any other rights available to it under the Loan Documents; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents) to the payment of indebtedness other than the Guaranteed Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any defenses, set offs or counterclaims which Borrower may allege or assert against the Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
     SECTION 7.04. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Lender: (a) any right to require the Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of the Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, and (iii) any rights to set offs, recoupments and counterclaims; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.03 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     SECTION 7.05. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, and (b) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against Borrower. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Lender may have against Borrower to any right the Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     SECTION 7.06. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     SECTION 7.07. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     SECTION 7.08. Authority of Guarantors or Borrower. It is not necessary for the Lender to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     SECTION 7.09. Financial Condition of Borrower. Any Loan may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Lender shall have no obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by the Lender.

     SECTION 7.10. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Lender that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
ARTICLE VIII.
Events of Default
     In case of the happening of any of the following events (“Events of Default”):
     (a) any representation or warranty made in any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made in the payment of any interest on any Loan or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;
     (d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 2.10 or Section 2.11, and such default shall continue unremedied for a period of three (3) Business Days;
     (e) the Borrower shall fail to comply in all material respects with any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days;
     (f) the Borrower shall default in the observance or performance of any agreement or condition relating to any Indebtedness (including any Guarantee of Indebtedness) exceeding $5,000,000 in aggregate principal and accrued interest, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (x) any disposition of assets giving rise to a repayment or prepayment obligation on Indebtedness secured by such assets and (y) the issuance of Equity Interests or Indebtedness giving rise to a repayment obligation with respect to the proceeds of such issuance, provided in each case such payment is timely made), the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or (in the case of any Guarantee of Indebtedness) to become due or payable in respect of any such accelerated Indebtedness;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower , or of a substantial part of the property or assets of the Borrower under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or (iii) the winding-up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (i) one or more judgments for the payment of money that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect shall be rendered against the Borrower or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment; or
     (j) the Borrower shall fail to repay on the date required pursuant to Section 2.06 the entire principal amount of and accrued interest on the Loans, then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: the Lender by notice to the Borrower may declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Lender shall have the right to take all or any actions and exercise any remedies available to them under this Agreement, applicable law or in equity; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Lender shall have the right to take all or any actions and exercise any remedies available to them under this Agreement, applicable law or in equity.
ARTICLE IX.
Miscellaneous
     SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)	if to the Borrower to:
HeartWare International, Inc.
14000-14050 NW 57th Court
Miami Lakes, FL 33014
Attention: David McIntyre
Fax: (305) 818-4123
Email: dmcintyre@heartwareinc.com

with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Clare O’Brien
Robert M. Katz
Fax: (212) 848-7179
(ii)	if to the Lender to:
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Attention: Gary Burbach
Fax: (925) 264-4341
Email: gary.burbach@thortec.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attn: Charles K. Ruck
Tad J. Freese
Fax: (714) 755-8290
provided that, upon receipt of prior consent from the Lender, any notice delivered by the Borrower pursuant to Article II may be delivered via email (to be promptly confirmed by written or fax notice).
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by fax shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).
     (b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices to the Lender pursuant to Article II. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgment); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto in accordance with the provisions hereof.
     SECTION 9.02. Survival of Agreement. All rights, covenants, agreements, representations and warranties made by the Borrower in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any such other party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as (i) the principal of or any accrued interest on any Loan or any other amount payable under this Agreement is outstanding and unpaid, (ii) any Convertible Portion of the Loans has not been converted into Common Stock and (iii) any amount remains in the Escrow Account that has not been converted into Common Stock.
     SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and thereto and when the Lender shall have received counterparts hereof and thereof which, when taken together, bear the signatures of each of the other parties hereto and thereto.
     SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or the Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (b) Neither the Lender nor the Borrower shall assign or delegate any of its rights or duties hereunder to any Person (other than with respect to the Borrower by operation of law to Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc., or their respective successors and assigns, in the Acquisition) without the prior written consent of the Lender or the Borrower, as applicable, and any attempted assignment without such prior written consent shall be null and void.
     (c) The Borrower and the Lender intend that the Loans (including any promissory notes evidencing such Loans) shall be obligations in “registered form” within the meaning of section 163(f) of the Internal Revenue Code of 1986, as amended, and section 5f.103-1(c) of the

Treasury Regulations (and any successor provisions) at all times during which the Loans remain in effect. Neither the Borrower nor the Lender shall take any action or otherwise permit such obligation to become an obligation that is not in “registered form.” The Borrower shall maintain a register for the recordation of the name and address of the Lender (and any permitted assignees pursuant to Section 9.04(b)) and principal and interest shall only be paid to such persons recorded in the register. The register is intended to function as a “book entry” system within the meaning of sections 5f.103-1(c)(1)(ii) and 5f.103–1(c)(2) of the Treasury Regulations (and any successor provisions).
     SECTION 9.05. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of the Lender under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.
     SECTION 9.06. Applicable Law. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     SECTION 9.07. Waivers; Amendment. (a) No failure or delay of the Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.
     SECTION 9.08. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.08 shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.
     SECTION 9.09. Entire Agreement. This Agreement, the other Loan Documents, the Definitive Agreement and the other documents contemplated hereby and thereby constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the other Loan Documents, the Definitive Agreement and the other documents contemplated hereby and thereby. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
     SECTION 9.11. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 9.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 9.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 9.14. Jurisdiction; Consent to Service of Process. (a) The Borrower and the Lender each irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, New York, New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court sitting in the Borough of Manhattan, New York, New York. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (a) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court sitting in the Borough of Manhattan, New York, New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.15. No Fiduciary Duty. The Lender and its Affiliates (collectively, solely for purposes of this paragraph, the “Lender”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender and the Borrower, its stockholders or its affiliates. The Borrower acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction the Lender is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person, (iii) the Lender has not assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent they deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
     SECTION 9.16. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEARTWARE INTERNATIONAL, INC., as Borrower

By: Name:	/s/ Douglas Godshall Douglas Godshall
Title:	President and Chief Executive Officer

HEARTWARE LIMITED, as a Guarantor

By: Name:	/s/ Douglas Godshall Douglas Godshall
Title:	President and Chief Executive Officer

HEARTWARE, INC., as a Guarantor

By: Name:	/s/ Douglas Godshall Douglas Godshall
Title:	President and Chief Executive Officer

THORATEC CORPORATION, as Lender

By: Name:	/s/ Gerhard F. Burbach Gerhard F. Burbach
Title:	President and Chief Executive Officer

APPENDIX A
Commitments

Lender	Commitment	Pro Rata Share
Thoratec Corporation	$28,000,000.00	100%

Total	$28,000,000.00	100%